[ARBITRON LOGO]	Exhibit 99.1

Press Release

Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com
Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2002 THIRD QUARTER FINANCIAL RESULTS
Revenue up 6.0%; net income up 20.0% over third quarter 2001.
Net income per share increases 18.6%

NEW YORK, October 17, 2002 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended September 30, 2002.

For the third quarter 2002, the Company reported revenue of $69.6 million, an increase of 6.0% over revenue of $65.6 million during the third quarter of 2001. Earnings before interest and taxes (EBIT) for the quarter were $29.0 million, compared with EBIT of $26.2 million during the comparable period last year. Net income for the quarter was $15.4 million, compared with $12.9 million for the third quarter of 2001, an increase of 20.0%.

Cost and expenses for the quarter increased by 4.8%, from $38.0 million in 2001 to $39.9 million in 2002. Interest expense declined $ 1.1 million from 2001 as a result of continued significant reductions in debt.

Net income per share for the quarter increased by 18.6% to $0.51 (diluted), compared with $0.43 during the comparable period last year. Effective January 1, 2002, the Company discontinued the amortization of goodwill in accordance with generally accepted accounting principles. Had the company been required to adopt this accounting effective as of January 1, 2001, net income and net income per share (diluted) for the three months ended September 30, 2001 would have been $13.3 million and $0.45, respectively.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2002 Third Quarter Financial Results October 17, 2002	Page 2 of 7

The transfer of Federal income tax net operating losses (NOL) from Ceridian Corporation to Arbitron, which had been estimated at the time of the reverse spin-off, was finalized during the quarter. This resulted in a higher NOL tax benefit to Arbitron of $10.7 million. The adjustment reduced cash taxes paid during the quarter but did not impact net income.

For the nine months ended September 30, 2002, revenue was $192.0 million, an increase of 9.0% over the $176.1 million reported for the same period last year. EBIT was $71.6 million, compared to $66.3 million in 2001. Net income for the nine months was $36.3 million or $1.21 per share (diluted), compared with $33.9 million or $1.15 per share (diluted) last year. Had the discontinuation of amortization of goodwill been in effect in 2001, net income and net income per share (diluted) for the nine months ended September 30, 2001 would have been $35.1 million and $1.19, respectively.

Commenting on the results for the third quarter, Stephen Morris, president and chief executive officer of Arbitron said, “Our revenue, EBIT and net earnings in the third quarter have all benefited from the solid performance of our core ratings business. We are seeing signs that the advertising economy is slowly improving, which will help us maintain a stable and growing core business while we pursue opportunities in new markets such as outdoor and Latin America. For all these reasons, we remain on track to meet our previously provided guidance for 2002.

“With each quarter, we see continued positive signs from the marketplace,” said Mr. Morris. “In the last three months, the Outdoor Advertising Association of America signed a contract pledging $300,000 in support of our ongoing development of a ratings service for their industry. During the quarter, we also opened Monterrey, our third radio ratings market in Mexico, joining Mexico City and Guadalajara. In the United States, we launched three new radio ratings markets with the Fall 2002 survey. All of these events confirm that our core business is solid and has continuing potential for further growth.

“Also during the third quarter, BBM Canada selected the Arbitron Portable People Meter to measure television audiences in Montreal and Quebec beginning in 2003. This is a significant step forward in our efforts to commercialize our new audience measurement technology around the world,” said Mr. Morris. “We also entered into conversations with Nielsen Media Research to expand that company’s ongoing participation in the current Portable People Meter market trial in Philadelphia. While we have delayed the

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Arbitron Inc. Reports 2002 Third Quarter Financial Results October 17, 2002	Page 3 of 7

commercialization timetable in response to the requests of both our customers and Nielsen, we are confident that the important issues have been identified and will be successfully addressed.”

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 800 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

-renew contracts with large customers as they expire;
-successfully execute our business strategies, including timely implementation of our Portable People Meter and our webcast ratings services, as well as expansion of international operations;
-effectively manage the impact of further consolidation in the radio industry;
-keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs;

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Arbitron Inc. Reports 2002 Third Quarter Financial Results October 17, 2002	Page 4 of 7

-successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and
-realize the benefits we expect to achieve resulting from the completion of the reverse spin-off of Ceridian Corporation.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

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Arbitron Inc. Reports 2002 Third Quarter Financial Results October 17, 2002	Page 5 of 7

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended September 30, 2002 and 2001
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		$	%
	2002	2001	Variance	Variance

Revenue	$69,560	$65,633	$3,927	6.0%
Costs and expenses
Cost of revenue	20,832	19,668	1,164	5.9%
Selling, general and administrative	13,494	12,460	1,034	8.3%
Research and development	5,531	5,916	(385)	(6.5%)
Total costs and expenses	39,857	38,044	1,813	4.8%
Operating income	29,703	27,589	2,114	7.7%
Proportionate share of net loss of affiliate	(669)	(1,393)	724	52.0%
Earnings before interest and income taxes	29,034	26,196	2,838	10.8%
Interest income	162	240	(78)	(32.5%)
Interest expense	4,119	5,188	(1,069)	(20.6%)
Earnings before income taxes	25,077	21,248	3,829	18.0%
Income tax expense	9,655	8,392	1,263	15.1%
Net income (1)	$15,422	$12,856	$2,566	20.0%
Net income per weighted average common share
Basic	$0.52	$0.44	$0.08	18.2%
Diluted	$0.51	$0.43	$0.08	18.6%
Weighted average shares used in calculations
Basic	29,492	29,162
Diluted	30,081	29,583
Other data (2)
EBITDA	$30,138	$27,546	$2,592	9.4%

(1)  Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which required the Company to discontinue the amortization of goodwill and rather test such assets for impairment on an annual basis. Had the Company been required to adopt the provisions of the pronouncement effective as of January 1, 2001, net income and diluted net income per share for the three months ended September 30, 2001 would have been $ 13,282 and $ 0.45, respectively. The Company will not have any goodwill impairment charges from the adoption of the new pronouncement during 2002.

(2)  EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure to evaluate a company’s operating performance before interest expense, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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Arbitron Inc. Reports 2002 Third Quarter Financial Results October 17, 2002	Page 6 of 7

Arbitron Inc.
Consolidated Statements of Income
Nine Months Ended September 30, 2002 and 2001
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,		$	%
	2002	2001	Variance	Variance

Revenue	$191,971	$176,087	$15,884	9.0%
Costs and expenses
Cost of revenue	65,741	58,352	7,389	12.7%
Selling, general and administrative	39,157	35,625	3,532	9.9%
Research and development	16,846	16,250	596	3.7%
Total costs and expenses	121,744	110,227	11,517	10.4%
Operating income	70,227	65,860	4,367	6.6%
Equity in net income of affiliate	1,398	426	972	228.2%
Earnings before interest and income taxes	71,625	66,286	5,339	8.1%
Interest income	424	613	(189)	(30.8%)
Interest expense	13,053	10,926	2,127	19.5%
Earnings before income taxes	58,996	55,973	3,023	5.4%
Income tax expense	22,714	22,108	606	2.7%
Net income (1)	$36,282	$33,865	$2,417	7.1%
Net income per weighted average common share (3)
Basic	$1.24	$1.16	$0.08	6.9%
Diluted	$1.21	$1.15	$0.06	5.2%
Weighted average shares used in calculations
Basic	29,359	29,158
Diluted	30,004	29,410
Other data (2)
EBITDA	$74,791	$69,851	$4,940	7.1%

(1)  Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which required the Company to discontinue the amortization of goodwill and rather test such assets for impairment on an annual basis. Had the Company been required to adopt the provisions of the pronouncement effective as of January 1, 2001, net income and diluted net income per share for the nine months ended September 30, 2001 would have been $ 35,143 and $ 1.19, respectively. The Company will not have any goodwill impairment charges from the adoption of the new pronouncement during 2002.

(2)  EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure to evaluate a company’s operating performance before interest expense, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow,

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Arbitron Inc. Reports 2002 Third Quarter Financial Results October 17, 2002	Page 7 of 7

as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(3)  For the nine month period ended September 30, 2001, the computations of pro forma net income per weighted average common share are based upon Ceridian’s weighted average common shares and potentially dilutive securities outstanding for the three months ended March 31, 2001, and Arbitron’s weighted average common shares and potentially dilutive securities thereafter. The diluted weighted average common shares amounts for the three months ended March 31, 2001 assume that all of Ceridian’s historical dilutive securities were converted into Arbitron securities.

Arbitron Inc.
Condensed Balance Sheets
September 30, 2002 and December 31, 2001
(In thousands)

	September 30, 2002	December 31, 2001
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$29,936	$21,043
Trade receivables	18,144	19,393
Deferred income taxes	25,682	28,342
Goodwill, net	32,937	28,937
Other assets	30,465	29,126
Total assets	$137,164	$126,841
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$45,347	$52,993
Long-term debt	175,000	205,000
Other liabilities	31,226	37,957
Stockholders’ equity (deficit) (4)	(114,409)	(169,109)
Total liabilities and stockholders’ equity (deficit)	$137,164	$126,841

(4)  Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $ 250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $ 250 million distribution.

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